Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Quarter Ended March 31, 2015

ST. LOUIS, Missouri, May 13, 2015 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended March 31, 2015.

Financial Summary

A summary of the financial results for the three months ended March 31, 2015 compared to the three months ended March 31, 2014, includes:

•	Revenues for the three months ended March 31, 2015 increased $2.4 million, or 11%, compared to the three months ended March 31, 2014.
o	Base storage services fees increased $2.6 million or 15% primarily as a result of the addition of the Blakeley Island and Chickasaw terminals in the second quarter of 2014, and the addition of the Greensboro terminal in the first quarter of 2015.
o	Excess storage fees decreased $0.2 million primarily as a result of decreased throughput at the Newark terminal.
o	Ancillary and additive services decreased slightly.
•	Operating expenses for the three months ended March 31, 2015 increased $0.2 million or 2% compared to the three months ended March 31, 2014. This increase was primarily attributable to a (i) $0.8 million increase in labor costs due to the acquisition of the Blakeley Island, Chickasaw, and Greensboro terminals and normal wage increases, (ii) $0.1 million increase in repairs and maintenance (iii) $0.1 million increase in property taxes, and (iv) $0.1 million increase in insurance offset by a $0.9 million decrease in utilities and other expenses.
•	Selling, general and administrative expenses for the three months ended March 31, 2015 increased $0.4 million, or 35%, compared to the three months ended March 31, 2014 primarily as a result of a (i) $0.5 million increase in unit-based compensation expense, (ii) $0.4 million increase in administrative expense, offset by a $0.4 million decrease in professional fees and a $0.1 million decrease in directors’ fees.
•	Depreciation and amortization expense for the three months ended March 31, 2015 increased $1.3 million, or 28%, compared to the three months ended March 31, 2014. This increase is primarily due to (i) normal capital expenditures and (ii) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014 and the acquisition of the Greensboro, North Carolina terminal in January 2015
•	Interest expense for the three months ended March 31, 2015 decreased slightly compared to the three months ended March 31, 2014.
•	Interest and dividend income for the three months ended March 31, 2015 increased slightly compared to the three months ended March 31, 2014. This increase was attributable to higher amounts of short-term investments held during the first quarter of 2015.

•	Gain (loss) on investments for the three months ended March 31, 2015 increased slightly compared to the three months ended March 31, 2014. The increase was primarily attributable to a larger mark-to-market gain on investments recorded at March 31, 2015.
•	Income tax expense for the three months ended March 31, 2015 decreased slightly compared with the three months ended March 31, 2014.
•	Net income for the three months ended March 31, 2015 increased $0.6 million, or 7%, compared to the three months ended March 31, 2014.
•	Adjusted EBITDA, as defined by the Partnership, increased $2.4 million for the three months ended March 31, 2015 compared with the three months ended March 31, 2014.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Operations and Comprehensive Income for the three month periods ended March 31, 2015 and March 31, 2014.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on May 13, 2015.

Operational Update

The Partnership reported strong growth in both revenue and adjusted EBITDA in the first quarter, due primarily to revenue from the Greensboro, Chickasaw, and Blakeley Island terminals. In addition, we had 580,000 barrels of tankage contracted under “spot” (month-to-month) contracts, that replaced revenues from contracts that were not renewed at the end of 2014. There is no certainty that we will be able to keep those tanks under contract throughout 2015. In addition, there is no certainty that contracts expiring in 2015 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership. Despite the likelihood that we may experience some near-term under-utilization of our assets, we maintain our belief that the long-term outlook for our industry remains strong.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 15.3 million barrels of storage capacity at 17 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three month periods ended March 31, 2015 and March 31, 2014.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended March 31,
	2015	2014
	(in thousands)

REVENUES
Third parties	$15,274	$14,413
Affiliates	9,869	8,319
	25,143	22,732

Operating costs, expenses and other
Operating expenses	7,326	7,192
Operating expenses reimbursed to affiliates	733	671
Selling, general and administrative expenses	1,037	649
Selling, general and administrative expenses reimbursed to affiliates	450	454
Depreciation and amortization	6,173	4,831
Income from joint venture	(109)	(129)
Total operating costs, expenses and other	15,610	13,668

INCOME FROM OPERATIONS	9,533	9,064

OTHER INCOME (EXPENSE)
Interest expense	(205)	(213)
Interest and dividend income	85	9
Gain on investments and other-net	94	29
Income before income taxes	9,507	8,889
Provision for income taxes	8	20
NET INCOME	$9,499	$8,869

Operating Data:
Available storage capacity, end of period (mbbls)	15,275	12,765
Average daily terminal throughput (mbbls)	192	184

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended March 31,
	2015	2014
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$9,499	$8,869
Depreciation and amortization	6,173	4,831
Depreciation and amortization – CENEX joint venture	111	21
Provision for income taxes	8	20
Interest expense and other	205	213
Interest and dividend income	(85)	(9)
Equity based compensation expense	635	152
(Gain) loss on investments and other - net	(94)	(29)
Adjusted EBITDA	$16,452	$14,068

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